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                                                                     EXHIBIT 3.5

                                  AMENDMENT TO

                           AMENDED AND RESTATED BYLAWS

                                       OF

                                STERICYCLE, INC.



         The Amended and Restated Bylaws of Stericycle, Inc. (the "Bylaws") are amended as follows:

         1. AMENDMENT OF SECTION 2.1. Section 2.1 ("Annual Meeting") of the Bylaws is amended to read as follows:

           2.1 Annual Meeting. An annual meeting of stockholders for the election of directors and the transaction of any other business which properly comes before the meeting shall be held between March 31 and October 31 of each year, on the date fixed by the board of directors.

         2. AMENDMENT OF SECTION 2.2. The first sentence of Section 2.2 ("Special Meetings") of the Bylaws is amended to read as follows:

       A special meeting of stockholders may be called for any purpose or purposes by the chairman of the board, the president, the board of directors or the holder or holders of at least 80% of the outstanding shares of Series A Preferred Stock.

         3. AMENDMENT OF SECTION 2.6. The first sentence of Section 2.6 ("Voting") of the Bylaws is amended to read as follows:

       Each holder of Common Stock shall be entitled to one vote for each share of Common Stock that he holds of record, and each holder of Series A Preferred Stock shall be entitled to a number of votes for each share of Series A Preferred Stock that he holds of record equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible as of the record date (with any fractional voting rights that result, after aggregating the voting rights of all of the holder's shares of record of Series A Preferred Stock, rounded upwards or downwards to the nearest whole share, with one-half being rounded upwards).

         4. AMENDMENT OF SECTION 3.2. The first two sentences of Section 3.2 ("Number and Term of Office") of the Bylaws are amended to read as follows:

       The number of directors constituting the board of directors shall be nine. Subject to any restrictions in the certificate of incorporation or the Corporate Governance Agreement prohibiting a reduction in the number of directors, the number of directors may be changed by a resolution of the board of directors or the stockholders, but if changed, no decrease in the number of directors shall affect the term of any incumbent.

         5. AMENDMENT OF SECTION 3.3. The first sentence of Section 3.3 ("Regular Meetings") of the Bylaws is amended to read as follows:

       Regular meetings of the board of directors shall be held, at least once each fiscal quarter, at the times and places determined by the board of directors.


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       6. AMENDMENT OF SECTION 3.4. The first sentence of Section 3.4 ("Special
Meetings" of the Bylaws is amended to read as follows:

       Special meetings of the board of directors may be held at any time at the call of the chairman of the board, the president or any director.

       7. ADDITION OF NEW SECTION 4.8. Sections 4.8 through 4.12 of the Bylaws are renumbered as Sections 4.9 through 4.13, and the following provision is added as Section 4.8:

           4.8 CHIEF OPERATING OFFICER. The chief operating officer of the Corporation shall be responsible, under the president's direction, for overseeing the Corporation's day-to-day business operations. The chief operating officer shall have the powers and duties usually vested in the office of chief operating officer of a corporation and such other powers and duties as the president or the board of directors assigns.

       8. AMENDMENT OF SECTION 7.10. Section 7.10 ("Certificate of Incorporation" of the Bylaws is deleted, and the following provision is substituted in its place as Section 7.10:

           7.10 CERTAIN TERMS. As used in these Bylaws, the following terms have these meanings:

                CERTIFICATE OF DESIGNATION means the Certificate of Designation Relating to Series A Convertible Preferred Stock, Par Value $.01 Per Share, that the Corporation filed with the Secretary of State of the State of Delaware on November 5, 1999, as it may be amended.

                CERTIFICATE OF INCORPORATION means the Amended and Restated Certificate of Incorporation that the Corporation filed with the Secretary of State of the State of Delaware on August 19, 1996, as amended by the Certificate of Amendment that the Corporation filed on November 4, 1999, and as it may be further amended, and including the Certificate of Designation.

                COMMON STOCK means the Corporation's common stock, par value $.01 per share.

                CORPORATE GOVERNANCE AGREEMENT means the corporate governance agreement that the Company entered into pursuant to Section 2A(k) of the Series A Preferred Stock Purchase Agreement.

                SERIES A PREFERRED STOCK means the Corporation's Series A Convertible Preferred Stock, par value $.01 per share, issued pursuant to the Certificate of Designation.

                SERIES A PREFERRED STOCK PURCHASE AGREEMENT means the Amended and Restated Series A Convertible Preferred Stock Purchase Agreement, dated as of September 26, 1999, entered into by the Company and certain investors.

                STOCK means Common Stock or Series A Preferred Stock, or both, as the context requires.

                STOCKHOLDER means a holder of Common Stock or Series A Preferred Stock, or both, as the context requires.

       9. ADDITION OF NEW SECTION 8.3. The following provision is added as
Section 8.3 of the Bylaws.

                8.3 RESTRICTIONS ON AMENDMENTS. Notwithstanding anything to the contrary in Sections 8.1 and 8.2, no amendment of the following provisions of these bylaws shall be effective without the approval of the holders of a majority of the shares of Series A Preferred Stock that the Company issued and sold pursuant to the Series A Preferred Stock Purchase Agreement: (i)


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         the first sentence of Section 2.2; (ii) the first two sentences of
         Section 3.2; (iii) the first sentence of Section 3.3; and (iv) the first sentence of Section 3.4.



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